Exhibit 5

September 10, 2003

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355

Ladies and Gentlemen:

        I have acted as counsel to IKON Office Solutions, Inc. (the “Corporation”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, 1,000,000 shares of its common stock for offering pursuant to the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “Director Shares”) and 5,000,000 shares of its common stock for offering pursuant to the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan (the “Employee Shares”, and together with the Director Shares, the “Shares”). The Shares may be presently authorized but unissued shares or shares held as treasury shares at the time of their delivery.

        In connection therewith, I have examined such documents, records, certificates of public officials, statutes and decisions as I have considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as certified or photostatic copies.

        I express no opinion as to the applicability or compliance with, or the effect of, federal law or the law of any jurisdiction other than the corporate laws of the State of Ohio.

        Based on the foregoing, I am of the opinion that when the Shares have been issued and sold and the consideration is received therefore by the Corporation pursuant to the terms of the 2003 IKON Office Solutions, Inc. Non Employee Directors’ Compensation Plan and the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan, as applicable, the Shares will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

        This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        This opinion letter has been prepared for your use in connection with the offer and sale of the Shares and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours, /s/ DON H. LIU Don H. Liu